UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): December 24, 2012

SunPower Corporation
(Exact name of registrant as specified in its charter)

001-34166
(Commission File Number)

Delaware	94-3008969
(State or other jurisdiction of incorporation)	(I.R.S. Employer Identification No.)

77 Rio Robles, San Jose, California 95134
(Address of principal executive offices, with zip code)

(408) 240-5500
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

Third Amendment to Revolving Credit Agreement

On December 24, 2012, SunPower Corporation (the “Company”) entered into the Third Amendment (the “Amendment”) to the Revolving Credit Agreement with Credit Agricole Corporate and Investment Bank, as “Administrative Agent,” and the other lenders parties thereto, dated as of September 27, 2011 (as amended from time to time, the “Revolving Credit Agreement”).

The Amendment was entered into in conjunction with the delivery by Total S.A., a French société anonyme (“Total S.A.”), of a guaranty (the “Guaranty”) of the Company's obligations under the Revolving Credit Agreement. The Guaranty was issued by Total S.A. pursuant to the Liquidity Support Agreement, dated as of February 28, 2012, by and among the Company, Total S.A., and the U.S. Department of Energy, and the Compensation and Funding Agreement, dated as of February 28, 2012, by and between the Company and Total S.A., as previously amended (the “Compensation and Funding Agreement”). Pursuant to the Compensation and Funding Agreement, the Company is required to pay to Total S.A. an annual guarantee fee of 2.75% of the guaranteed amount under the Revolving Credit Agreement. The issuance of the Guaranty reduces the capacity available under the Liquidity Support Agreement and Compensation and Funding Agreement by $275 million.

The Amendment revises the Revolving Credit Agreement to, among other things, (a) reflect Total S.A.'s guarantee of the Company's obligations thereunder, (b) remove certain financial and restrictive covenants of the Company therefrom, (c) reduce the interest rates payable by the Company in respect of amounts loaned thereunder to 0.60% for LIBO Rate Loans, 0.25% for ABR Loans and 0.06% with respect to Commitment Fees (each such capitalized term, as defined in the Revolving Credit Agreement), (d) extend the maturity date from September 27, 2013 to January 31, 2014, and (e) remove certain events of default related to nonpayment of indebtedness and financial covenants and certain setoff rights of the lenders therefrom.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SUNPOWER CORPORATION

Date: December 30, 2012	By:	/S/ CHARLES D. BOYNTON
	Name:	Charles D. Boynton
	Title:	Executive Vice President and Chief Financial Officer